Exhibit 23.5

Centro Empresarial PB 370 Praia de Botafogo, 370 5º ao 8º andares - Botafogo 22250-040 - Rio de Janeiro, RJ, Brasil	Tel: +55 21 3263-7000 Fax: +55 21 3263-7004 ey.com.br

Consent of independent auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 2, 2013, with respect to the financial statements of Rio das Contas Produtora de Petróleo Ltda. included in the Registration Statement and related Prospectus of Geopark Limited.

Very truly yours,

ERNST & YOUNG TERCO

Auditores Independentes S.S.

CRC - 2SP 015.199/O-6 - F - RJ

/s/ Roberto Cesar Andrade dos Santos

Roberto Cesar Andrade dos Santos

CRC - 1RJ 093.771/O-9

Uma empresa-membro da Ernst & Young Global Limited